Putnam Growth Opportunities Fund, January 31, 2013, semi annual report

Because the electronic format for filing Form NSAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

72DD1 (000s omitted)

Class A		   871
Class B		   N/A
Class C		   N/A
Class M		   N/A

72DD2 (000s omitted)

Class R		     1
Class R5	     0
Class R6	     0
Class Y		    95

73A1

Class A		 0.056
Class B		   N/A
Class C		   N/A
Class M		   N/A

73A2

Class R		 0.008
Class R5	 0.074
Class R6	 0.082
Class Y		 0.102

74U1 (000s omitted)

Class A		15,377
Class B		 1,049
Class C		   765
Class M		   257

74U2 (000s omitted)

Class R		    92
Class R5	     1
Class R6	     1
Class Y		   898

74V1

Class A		 19.48
Class B		 17.61
Class C		 17.85
Class M		 18.25

74V2

Class R		 19.09
Class R5	 20.12
Class R6	 20.12
Class Y		 20.07

61

Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semimonthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.

85B

Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.